UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2022

COCA-COLA CONSOLIDATED, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza Charlotte, NC	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 557-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	COKE	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Purchase and Sale Agreement

On March 17, 2022, CCBCC Operations, LLC (“Operations”), a wholly owned subsidiary of Coca-Cola Consolidated, Inc. (the “Company”), entered into a definitive purchase and sale agreement (the “Purchase and Sale Agreement”) with Harrison Limited Partnership One (“HLP”), pursuant to which Operations purchased the Snyder Production Center and an adjacent sales facility in Charlotte, North Carolina (the “Property”) from HLP on such date for a purchase price of $60 million. HLP is directly and indirectly owned by trusts of which J. Frank Harrison, III, the Company’s Chairman of the Board of Directors and Chief Executive Officer, and Sue Anne H. Wells, a former director of the Company and a greater than 5% beneficial owner of the Company, are trustees and beneficiaries and of which Morgan H. Everett, Vice Chair of the Company’s Board of Directors, is a permissible, discretionary beneficiary.

The Purchase and Sale Agreement contains representations, warranties and covenants that are customary for transactions of this type.

The Purchase and Sale Agreement provides for the termination of that certain lease agreement with respect to the lease of the Property, dated as of March 23, 2009, by and between the Company, as tenant, and HLP, as landlord (as amended by that certain first amendment to lease agreement, dated as of June 30, 2020), upon the conveyance of the Property from HLP to Operations on March 17, 2022.

The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Entry into Stockholder Conversion Agreement

Also on March 17, 2022, the Company entered into a stockholder conversion agreement (the “Stockholder Conversion Agreement”) with the JFH Family Limited Partnership—SW1, the Anne Lupton Carter Trust f/b/o Sue Anne H. Wells, the JFH Family Limited Partnership—DH1 and the Anne Lupton Carter Trust f/b/o Deborah S. Harrison (collectively, the “Converting Stockholders”), pursuant to which the Company and the Converting Stockholders agreed upon the process for converting an aggregate of 1,227,546 shares of the Company’s Class B Common Stock owned by the Converting Stockholders on a one share for one share basis into shares of the Company’s Common Stock, effective as of March 17, 2022 (the “Converted Shares”). In the Stockholder Conversion Agreement, the Company agreed to cause the Converted Shares to be registered for resale pursuant to the Company’s existing automatic shelf registration statement and the Converting Stockholders agreed to certain restrictions on their resale of the Converted Shares, including a trade volume limitation that prohibits the sale of more than 175,000 of the Converted Shares in the aggregate during any three-consecutive month period.

The foregoing description of the Stockholder Conversion Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 and included in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 17, 2022, Sue Anne H. Wells provided notice of her decision to resign from the Board of Directors of the Company, effective as of such date. Dr. Wells is resigning for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 18, 2022, John W. Murrey, III provided notice of his decision to retire from the Board of Directors of the Company, effective as of May 10, 2022, the date of the Company’s 2022 Annual Meeting of Stockholders. Mr. Murrey is retiring for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01.	Other Events.

In connection with the Company’s entry into the Stockholder Conversion Agreement discussed in Item 1.01 above, J. Frank Harrison, III, the Company’s Chairman of the Board of Directors and Chief Executive Officer, made a communication to certain members of the Company’s senior leadership, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Incorporated by Reference or Filed/Furnished Herewith

10.1	Purchase and Sale Agreement, dated as of March 17, 2022, by and between CCBCC Operations, LLC, a wholly owned subsidiary of the Company, and Harrison Limited Partnership One.	Filed herewith.

10.2	Stockholder Conversion Agreement, dated as of March 17, 2022, by and among the Company, the JFH Family Limited Partnership—SW1, the Anne Lupton Carter Trust f/b/o Sue Anne H. Wells, the JFH Family Limited Partnership—DH1 and the Anne Lupton Carter Trust f/b/o Deborah S. Harrison.	Filed herewith.

99.1	Internal Communication from the Company’s Chairman of the Board of Directors and Chief Executive Officer, dated March 23, 2022.	Filed herewith.

104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA CONSOLIDATED, INC.

Date: March 23, 2022	By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III
Executive Vice President, General Counsel and Secretary